[THE FINDLEY GROUP LETTERHEAD]


                                      August 25, 1999



Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, Utah 84111

Gentlemen:

We hereby consent to the inclusion of the Fairness Opinion of The Findley Group in the Registration Statement of Zions Bancorporation in connection with the acquisition of Regency Bancorp. We also consent to the references made in such Registration Statement to The Findley Group.

                                      Sincerely,

                                      /S/Gary Steven Findley
                                      ----------------------
                                      Gary Steven Findley
                                      Director